Registered #
            ------------
                                 CNE GROUP, INC.
                              10% SUBORDINATED NOTE
                                 DUE      , 2004
                                    ------
$                                                                       __, 2003
 ---------

     THIS NOTE IS ISSUED PURSUANT TO AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933 (THE "ACT") AND THE QUALIFICATION PROVISIONS OF APPLICABLE STATE SECURITIES LAWS. NEITHER IT NOR THE SHARES OF COMMON STOCK INTO WHICH IT CAN BE CONVERTED CAN BE SOLD, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS REGISTERED PURSUANT TO THE ACT AND QUALIFIED UNDER APPLICABLE STATE LAW OR, IN THE OPINION OF COUNSEL TO MAKER, AN EXEMPTION THEREFROM IS AVAILABLE.

FOR VALUE RECEIVED, the undersigned, CNE GROUP, INC., a Delaware corporation with offices at 200 West 57th Street, Suite 1103, New York, New York 10019
("Maker"),  promises to pay to           with an address at           ("Payee"),
                              -----------                  -----------
           on , 2004 except as otherwise  provided herein (the "Maturity Date"),
-----------
 the principal  amount ($      ) Dollars in lawful money of the United States of
                         ------
America  (the  "Principal) together with all accrued interest.

This Note is one of a series of notes (collectively the "Notes"), all with the same terms and conditions as those set forth herein, which may be issued by Maker up to the aggregate principal amount of One Million Two Hundred and Fifty ($1,250,000) Dollars. Each Note is part of an offering (the "Offering") of up to twenty five (25) units (the "Units") being conducted by Maker on a best efforts basis. Each Unit consists of one Note in the principal amount of Fifty Thousand ($50,000.00) Dollars and such number of Class B Cashless Warrants (collectively the "Warrants") to permit the holders thereof to purchase two hundred and eight thousand, three hundred and two (208,302) shares of Maker's common stock, par value $0.00001 per share, (the "Common Stock") at $0.50 per share, subject to certain anti-dilution provisions. If all of the Units are sold, an aggregate of Five Million, Two Hundred and Seven Thousand, Five Hundred and Fifty One (5,207,550) shares will be issuable upon exercise of the Warrants.

The Note is subordinated to certain of Maker's indebtedness defined herein as "Senior Debt" and "Senior Bank Debt" as set forth below. It bears simple interest (the "Interest") at the annual rate of ten percent (10%), payable, in arrears, on the Interest Payment Dates (as defined in Section 1 below), until the Principal and all accrued Interest thereon (collectively the "Obligations") shall be paid in full.

1.   Interest.

Maker will pay Interest on the first day of each July, October, January and April (the "Interest Payment Dates") commencing on July 1, 2003. Interest on the Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of delivery of the Note. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.   Method of Payment.

Maker will pay Principal and Interest in money of the United States that at the time of payment is legal tender for the payment of public and private debts. Maker may, however, pay Principal and Interest by its check, subject to collection, payable in such money. It may mail an Interest check to Payee's address as it first appears on this Note or such other address as Payee shall give by notice to Maker. Payee must surrender this Note to Maker to collect Principal payments.

3.   Right to Registration.

(a) Payee's Demand Right to Registration. Upon receipt of notice (the "Registration Request Notice") requesting registration under the Act of the Warrants and the shares of Common Stock (the "Underlying Shares") issuable upon exercise of the Warrants (collectively the "Registerable Securities") from any Note holder, on only one occasion, after the date hereof, and through one year after the date on which all of the Warrants have been exercised or expired, Maker will offer to Payee the opportunity to include his Registerable Securities in such registration. Maker will use its best efforts to file with the Securities and Exchange Commission (the "Commission") as promptly as practicable but in no event later than thirty (30) days after its receipt of the Registration Request Notice, a registration statement (the "Demand Registration Statement"), and will use its best efforts to have the Demand Registration Statement declared effective and remain effective until the earliest of two years thereafter, the date all the Registerable Securities registered thereby have been sold, or, in the reasonable opinion of Maker's counsel, the Registerable Securities may be sold publicly without registration. Maker will also use its best efforts to qualify the Registerable Securities under the securities laws of the state where Payee resides provided Maker is not required to execute a general consent to service or to qualify to do business in such state. This offer to Payee shall be made within ten (10) days after Maker receives the Registration Request Notice. If Payee elects to include his Registerable Securities in the Demand Registration Statement, he will, in a timely fashion, provide Maker and its counsel with such information and execute such documents as Maker's counsel may reasonably require to prepare and process the Demand Registration Statement. If Payee elects not to include his Registerable Securities in the "Demand Registration Statement," he shall have no further rights to the registration of his Registerable Securities under this Paragraph 3 (a).

(b) Payee's "Piggy Back" Registration Rights. If at any time after the date hereof, Maker proposes to file a Registration Statement under the Act with respect to any of its securities  (except  one  relating  to stock  option  or
employee benefit plans or a merger or similar transaction), Maker shall give written notice of its intention to effect such filing to Payee at least thirty
(30) days prior to filing such Registration Statement (the "Piggy-Back Registration Statement"). If Payee's Registerable Securities have not been previously registered as provided in Paragraph 3 (a) above, and Payee desires to include his Registerable Securities in the Piggy-Back Registration Statement, he shall notify Maker in writing within fifteen (15) days after receipt of such notice from Maker, in which event Maker shall include Payee's Registerable Securities in the Piggy-Back Registration Statement. If Payee elects to include his Registerable Securities in the Piggy-Back Registration Statement as set forth herein, he shall, in a timely fashion, provide Maker and its counsel with such information and execute such documents as its counsel may reasonably require to prepare and process the Piggy-Back Registration Statement.

(c) Copies of Registration Statements and Prospectuses. Maker will provide Payee with a copy of the Demand Registration Statement or Piggy-Back Registration Statement, as the case may be, and any amendments thereto, and copies of the final prospectus included therein in such quantities as may reasonably be required to permit Payee to sell his Registerable Securities after the Demand Registration Statement or Piggy-Back Registration Statement, as the case may be, is declared effective by the Commission (the "Effective Date").

(d) Maker's Obligation to Bear Expenses of Registration. Maker will bear all expenses (except underwriting discounts and commission, if any, and the legal fees and expenses, if any, of counsel to Payee) necessary and incidental to the performance of its obligations under this Section 3.

(e) Indemnification. Maker and Payee, if Payee's Registerable Securities are included in a Registration Statement pursuant to this Section 3, shall provide appropriate cross indemnities to each other covering the information supplied by the indemnifying party for inclusion in the Registration Statement.

(f) Restriction on Registration Rights. Anything to the contrary not withstanding, Maker shall not be required to register any Registerable Securities which, in the reasonable opinion of Maker's counsel, may be sold pursuant to the exemption from registration provided by Section (k) of Rule 144 promulgated under the Act.

4. Subordination to Senior Debt; Senior to other Debt; Pari Passu with other Notes.

(a) This Note is subordinated to Senior Debt, which is the principal of and premium, if any, and interest (including post-petition interest, if any) on, and any other payment due pursuant to the terms of instruments creating or evidencing debt ("Indebtedness") of Maker outstanding on the date of this Note or Indebtedness thereafter created, incurred, assumed or guaranteed by Maker and all renewals, extensions and refundings thereof, which is payable to banks or other traditional long-term institutional lenders such as insurance companies and pension funds, unless in the instrument creating or evidencing such Indebtedness, it is not provided that such Indebtedness is senior in right of payment to this Note. Notwithstanding the foregoing, Senior Debt with respect to Maker or any subsidiary thereof shall not include (i) any Indebtedness of Maker to any such subsidiary for money borrowed or advanced from such subsidiary, and (ii) any Indebtedness representing the redemption price of any preferred stock. "Indebtedness," as applied to any entity means any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such entity or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid of the purchase price of any property or interest therein, except any such balance that constitutes a trade payable, if and to the extent that such indebtedness would appear as a liability upon a balance sheet of such entity prepared on a consolidated basis in accordance with generally accepted accounting principles. Senior Debt must be paid in accordance with the terms thereof before this Note may be paid. Upon request of Maker Payee shall execute such subordination agreements with holders of Senior Debt as shall be reasonably requested.

(b) Senior to Other Indebtedness. Anything to the contrary not withstanding, this Note and the Obligations shall be senior to all Indebtedness of Maker, other than Senior Debt, outstanding on the date of this Note or Indebtedness thereafter created, incurred, assumed or guaranteed by Maker and all renewals, extensions and refundings thereof, including but not limited to the 8% Subordinated Notes in the aggregate principal amount of Two Million ($2,000,000) Dollars issued by Maker relating to its merger transaction with Econo-Comm, Inc. and the acquisition of certain patents in connection therewith. Maker agrees and covenants that it will execute and file such documentation as Payee or his counsel reasonably determines as necessary to effect the terms of this Paragraph 4 (b).

(c) Pari Passu with other Notes. This Note shall be paid on a pari passu basis with all other Notes.

5.   Covenants.

Maker covenants and agrees that from and after the date hereof and until the date of repayment in full of the Obligations it shall comply with the following conditions:

     (i) Maintenance of Existence and Conduct of Business. Maker shall, and shall cause each of its subsidiaries, to (A) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and rights; and (B) continue to conduct its business so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

     (ii) Books and Records. Maker shall, and shall cause each of its subsidiaries, to keep adequate books and records of account with respect to its business activities.

     (iii) Insurance. Maker shall, and shall cause each of its subsidiaries, to maintain insurance policies insuring such risks as are customarily insured against by companies engaged in businesses similar to those operated by Maker or such subsidiaries, as the case may be. All such policies are to be carried with reputable insurance carriers and shall be in such amounts as are customarily insured against by companies with similar assets and properties engaged in a similar business.

     (iv) Compliance with Law. Maker shall, and shall cause each of its subsidiaries, to comply in all material respects with all federal, state and local laws and regulations applicable to it or such subsidiaries, as the case may be, which, if breached, would have a material adverse effect on Maker's or such subsidiaries', as the case may be, business or financial condition.

6.   Reorganization of Maker.

If Maker is party to a merger, consolidation or a transaction in which it is not the surviving or continuing entity or transfers or leases all or substantially all of its assets, the person who is the surviving or continuing entity or is the transferee or lessee of such assets shall assume the terms of this Note and the Obligations.

7.   Representations and Warranties of Maker.

Maker represents and warrants that it: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to carry on its business as now conducted and to own its properties and assets it now owns; (ii) is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which ownership of property or the conduct of its business requires such qualification except jurisdictions in which the failure to qualify to do business will have no material adverse effect on its business, prospects, operations, properties, assets or condition (financial or otherwise); (iii) has full power and authority to execute and deliver this Note, and that the execution and delivery of this Note will not result in the breach of or default under, with or without the giving of notice and/or the passage of time, any other agreement, arrangement or indenture to which it is a party or by which it may be bound, or the violation of any law, statute, rule, decree, judgment or regulation binding upon it; and (iv) has taken and will take all acts required, including but not limited to authorizing the signatory hereof on its behalf to execute this Note, so that upon the execution and delivery of this Note, it shall constitute the valid and legally binding obligation of Maker enforceable in accordance with the terms thereof.

8.   Defaults and Remedies.

(a) Events of Default. The occurrence or existence of any one or more of the following events or conditions (regardless of the reasons therefor) shall constitute an "Event of Default" hereunder:

     (i) Maker shall fail to make any payment of Principal or Interest when due and payable or declared due and payable pursuant to the terms hereof and such failure shall remain uncured for a period of five (5) days thereafter;

     (ii) Maker shall fail at any time to be in material compliance with any of the covenants set forth in Section 5 of this Note, or shall fail at any time to be in material compliance with or neglect to perform, keep or observe any of the provisions of this Note to be complied with, performed, kept or observed by Maker and such failure shall remain uncured for a period of thirty (30) days after notice thereof has been given by Payee to Maker;

     (iii) Any representation or warranty made in this Note by Maker shall be untrue or incorrect in any material respect as of the date when made or deemed made;

     (iv) A case or proceeding shall have been commenced against Maker, or any of its material subsidiaries, in a court having competent jurisdiction seeking a decree or order in respect of Maker, or any of its material subsidiaries, (A) under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law; (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Maker, or any of its material subsidiaries, or any of their respective properties; or (C) ordering the winding-up or liquidation of the affairs of Maker, or any of its material subsidiaries, and such case or proceeding shall remain unstayed or undismissed for a period of thirty (30) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding; or

     (v) Maker, or any of its material subsidiaries, shall (A) file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law; or (B) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or the taking of possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Maker, or any of its material subsidiaries, or any of their respective properties.

(b) Remedies. Upon the occurrence of an Event of Default specified in Paragraph 8 (a) above, all Obligations then remaining unpaid hereunder shall immediately become due and payable without notice to Maker and without presentment, demand, protest or notice of protest, all of which are hereby waived by Maker. Upon acceleration as provided herein, the entire Obligations then remaining unpaid hereunder shall become immediately due and payable in full plus all reasonable costs and expenses of the collection and enforcement of this Note, including reasonable attorney's fees and expenses, all of which shall be added to the amount due under this Note. The rights, powers, privileges and remedies of Payee pursuant to the terms hereof are cumulative and not exclusive of any other rights, powers, privileges and remedies which Payee may have under this Note or any other instrument or agreement.

9.   Maker's Obligation to Prepay the Obligations.

Maker shall prepay this Note and the Obligations in an amount equal to one hundred

(100%) percent of all financing, whether equity, debt or a combination of both, obtained by Maker, immediately upon receipt of such financing.

10.      Acknowledgment of Payee's Investment Representations.

By accepting this Note, Payee acknowledges that this Note has not been and will not be registered under the Act or qualified under any state securities laws and that the transferability thereof is restricted by the registration provisions of the Act as well as such state laws. Based upon the representations and agreements being made by him herein, this Note is being issued to him pursuant to an exemption from such registration provided by Section 4 (2) of the Act and applicable state securities law qualification exemptions. Payee represents that he is acquiring the Note for his own account, for investment purposes only and not with a view to resale or other distribution thereof, or with the intention of selling, transferring or otherwise disposing of all or any part of it for any particular event or circumstance, except selling, transferring or disposing of it only upon full compliance with all applicable provisions of the Act, the Securities Exchange Act of 1934, the Rules and Regulations promulgated by the Commission thereunder, and any applicable state securities laws. Payee further understands and agrees that no transfer of this Note shall be valid unless made in compliance with the restrictions set forth on the front of this Note, effected on Maker's books by the registered holder hereof, in person or by an attorney duly authorized in writing, and similarly noted hereon.

11.  Limitation of Liability.

A director, officer, employee or stockholder, as such, of Maker shall not have any liability for any obligations of Maker under this Note or for any claim based on, in respect or by reason of such obligations or their creation. Payee, by accepting this Note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Note.

12.  Limitation of Interest Payments.

Nothing contained in this Note or in any other agreement between Maker and Payee requires Maker to pay or Payee to accept Interest in an amount that would subject Payee to any penalty or forfeiture under applicable law. In no event shall the total of all charges payable hereunder, whether of Interest or of such other charges, which may or might be characterized as interest, exceed the maximum rate permitted to be charged under the laws of the State of New York or any other state in which Maker and/or any of its subsidiaries conducts business. Should Payee receive any payment that is or would be in excess of that permitted to be charged under such laws, such payment shall have been and shall be deemed to have been made in error and shall automatically be applied to reduce the Principal outstanding on this Note.

13.  Extension of Maturity Date.

Maker may extend the Maturity Date for one year beyond ,           2004 if,
                                                        ----------
prior to that
date, it issues to Payee and all other holders of the Notes, on a pari passu basis, cashless warrants to purchase an aggregate number of shares of Common Stock which shall equal five (5%) percent of the shares of Common Stock that shall be outstanding after the exercise of such warrants. The warrants shall be exercisable at $0.50 per share, subject to certain anti-dilution provisions. In the event that Maker extends the Maturity Date as provided in this Section 14,
the Maturity Date shall be                  , 2005.
                          ------------------

14.  Miscellaneous.

(a) Effect of Forbearance. No forbearance, indulgence, delay or failure to exercise any right or remedy by Payee with respect to this Note shall operate as a waiver or as an acquiescence in any default.

(b) Effect of Single or Partial Exercise of Right. No single or partial exercise of any right or remedy by Payee shall preclude any other or further exercise thereof or any exercise of any other right or remedy by Payee.

(c) Governing Law. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State. Maker agrees that any lawsuit brought to enforce or interpret the provisions of this Note shall be instituted in state or federal courts, as appropriate, in New York County, New York, and Maker agrees to submit to the personal jurisdiction of such court.

(d) Headings. The headings and captions of the various paragraphs herein are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

(e) Loss, Theft, Destruction or Mutilation. Upon receipt by Maker of evidence reasonably satisfactory to it of loss, theft, destruction or mutilation of this Note, Maker shall make and deliver or caused to be made and delivered to Payee a new Note of like tenor in lieu of this Note.

(f) Modification of Note or Waiver of Terms Thereof Relating to Payee. No modification or waiver of any of the provisions of this Note shall be effective unless in writing and signed by Payee and then only to the extent set forth in such writing, or shall any such modification or waiver be applicable except in the specific instance for which it is given. This Note may not be discharged orally but only in writing duly executed by Payee.

(g) Notice. All offers, acceptances, notices, requests, demands and other communications under this Note shall be in writing and, except as otherwise provided herein, shall be deemed to have been given only when delivered in person, via facsimile transmission if receipt thereof is confirmed by the recipient, or, if mailed, when mailed by certified or registered mail prepaid, to the parties at their respective addresses first set forth above, or at such other address as may be given in writing in future by either party to the other.

(h) Successors and Assigns. This Note shall be binding upon Maker, its successors, assigns and transferees, and shall inure to the benefit of and be enforceable by Payee and its successors and assigns.

(i) Severability. If one or more of the provisions or portions of this Note shall be deemed by any court or quasi-judicial authority to be invalid, illegal or unenforceable in any respect, the invalidity, illegality or unenforceability of the remaining provisions, or portions of provisions contained herein shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, Maker has caused this Note to be executed on its behalf by an officer thereunto duly authorized as of the date set forth above.

                                                 CNE Group, Inc.,
                                                 a Delaware corporation

                  [SEAL]

                                                 By: /s/ George W. Benoit
                                                    ----------------------------
                                                         George W. Benoit,
                                                         Chairman of the Board



ATTEST: /s/ Anthony S.Conigliaro
       -------------------------
       Anthony S. Conigliaro,
       Secretary




                                      -9-